EXHIBIT 14.1

Sweet Success Enterprises, Inc.

Code of Ethics for Chief Executive Officer, Chief Financial Officer,
Controller and Accounting / Finance Personnel

Sweet Success Enterprises, Inc. (the “Company”) is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Company’s Chief Executive Officer, President, Chief Financial Officer and Controller or Chief Accounting Officer (or persons performing similar functions) (hereafter collectively referred to as the “Senior Financial Officers”), sets forth specific policies to guide such persons in the performance of their duties. The Company has also adopted a Code of Conduct that is applicable to all directors, officers and employees of the Company.

Senior Financial Officers must not only comply with applicable law, but also must engage in and promote honest and ethical conduct and abide by this Code and the Company policies and procedures that govern the conduct of our business. Their leadership and responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Any Senior Financial Officer seeking a waiver of this Code of Ethics must first make full disclosure of the particular circumstances to the Board of Directors. Amendments to and waivers of this Code of Ethics must be decided by the Board of Directors and will be promptly disclosed publicly if required by applicable law or regulation. If any amendments or waivers occur, the Company intends to use its website www.sweetsuccess.com to satisfy this disclosure requirement.

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Senior Financial Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

Each such person agrees that she or he will:

•                           Act in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, he or she must make full disclosure of all facts and circumstances to, and obtain the written approval of, the Board of Directors;

•                           Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the

Company files with, or submits to, the U.S. Securities and Exchange Commission, or the Securities Commission of any state or province, and in all other public communications made by the Company. He or she is required to abide by Company standards, policies and procedures designed to promote compliance with this policy. He or she must promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware concerning (a) any inaccuracies, inconsistencies or material omissions in the Company’s disclosures in its public filings, (b) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, or (c) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•                           Comply with applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;

•                           Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be improperly influenced;

•                           Respect and maintain the confidentiality of information acquired in the course of one’s work, except when authorized or otherwise legally obligated to disclose, and not use any such confidential information for personal advantage;

•                           Share knowledge and maintain skills important and relevant to the responsibilities set out in this Code;

•                           Promote responsible use of, and control over, all corporate assets and resources employed or entrusted, and not use corporate assets, information, or position for personal gain;

•                           Adhere to the Code and promptly report to the Audit Committee any conduct that the individual believes to be a violation of law, business ethics, or any provision of the Code, or involving any actual or apparent conflict of interest involving management or other employees who have a significant role in the Company’s financial reporting, disclosure or internal controls.

From time to time, the Company may require each such person to certify that he or she has not violated this Code of Ethics and is not aware of any violation of this Code of Ethics by any other person.

Violations of this Code of Ethics will be viewed as a serious disciplinary matter that may result in action ranging from a reprimand, to suspension, to termination of employment, and may include possible criminal prosecution. No one will be subject to retaliation because of a good faith report of a suspected violation.

This Code of Ethics may be amended or waived only by approval of the Company’s Board of Directors. Unless the SEC rules and regulations otherwise provide, amendments and waivers of any provision of this Code of Ethics must be promptly disclosed in accordance with SEC regulations, including an explanation for the waiver. Waivers include, among other things, a material departure from a provision of this Code. Implicit waivers include the Company’s failure to take action with respect to violations of Code provisions within a reasonable time following the Company’s receipt of notice of the violation.

Adopted: February 12, 2007